Exhibit 10.8
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the   day of June, 2006 by and between QSGI Inc., a Delaware corporation (“QSGI”) for itself and its subsidiaries, QualTech International Corp. (“QTIC”) and QualTech Services Group, Inc. (“QSG”), Delaware corporations (collectively QSGI inclusive of its subsidiaries referred to as the "Company") with its principal office located at 70 Lake Drive, Hightstown, NJ 08520, and Joel L. Owens, a Minnesota resident ("Employee").

WITNESSETH:WITNESSETH

WHEREAS, QTIC and QSG are engaged in the businesses of selling IBM manufactured processors, providing reliable hardware and maintenance solutions for data center managers around the world. QTIC sells IBM mainframe processors, IBM midrange & HP equipment, IBM storage products, ESCON/FICON devices, controllers, and networking equipment. QSG offers highly trained industry-leading technical staff to provide the reliability for the operation of computer operating systems with on-site backup equipment, site preparations and expert advice on systems assurance;

WHEREAS, as part and parcel to a series of interrelated transactions involving Employee and QSGI, QSGI previously paid Employee and his spouse Three Million, Two Hundred and Fifty Thousand Dollars ($3,250,000.00) in cash and issued Employee restricted shares of common stock in QSGI. QSGI then caused QSGI’s wholly owned subsidiary entities to merge with the entities then owned by Employee and his spouse, such that the Company entities were the surviving entities; simultaneously therewith Employee became an Employee of QTIC and QSGI pursuant to an Employment Agreement dated May 1, 2004 (the “Employment Agreement”);

WHEREAS, the Employment Agreement, as superseded by that certain Employment Agreement dated February 14, 2005 is scheduled to expire on February 13, 2007 and the parties wish to again supersede and replace the same by this Agreement;

WHEREAS, although Employee will be employed by QTIC and QSG, QSGI is an intended third party beneficiary of Employees’ employment;

WHEREAS, Employee warrants that from May 1, 2004 through the date of this Agreement, that Employee has not directly or indirectly competed with the business of QSGI or the Company; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

THE AFORESTATED RECITALS ARE INCORPORATED HEREIN BY REFERENCE.

1.  Employment. Employee is employed by QTIC and QSG pursuant to this Agreement. Employee shall be responsible for sales contracting and sales management functions at QTIC and QSG, but may from time to time be requested to perform other services for the Company. Employee will primarily render services hereunder from the principal office of QSGI and QSG and may from time to time, on a reasonable basis, perform his services, at other locations of his choice. Employee agrees that in the rendition of such services and in all aspects of his employment, he will comply with all reasonable policies, standards and regulations established by the Company from time to time, inclusive of “404” compliance processes, procedures, and compliance requirements.

2.  Term. QTIC and QSG hereby employ Employee and Employee hereby accepts employment commencing June 1, 2006 and expiring February 13, 2007. (the “Initial Period”). Following the expiration of the Initial Period, the term of employment under this Agreement shall automatically renew for one-half year time periods commencing February 14 and August 14 unless terminated in accordance with the terms contained in this Agreement. Any one-half year time period commencing on February 14 of any year and ending on August 13 of such year and then commencing August 14 and ending February 13 of the next year shall hereafter be defined as "Employment Period(s)". Only after the expiration of the Initial Period does Employee have the right to cease his employment by providing at least six (6) months advance written notice prior to the commencement of the next Employment Period which notice shall state that he will cease his employment on the last day of said next Employment Period.

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4. Duty to Account. Employee shall account to and pay the Company all compensation earned from any source during this Agreement and any Employment Period or which shall be earned during the restrictive periods as set forth in Paragraph 13 below if such compensation is found to result from a violation of such restriction(s) except income derived from real estate activities and passive investments. Disability insurance benefits and medical expense reimbursements received by Employee pursuant to any formal plan of the Company also shall not be considered compensation for purposes of this Paragraph.

5. Disability.

(a) In the event Employee shall become disabled and be unable to perform his services in accordance with the terms of this Agreement, he shall be entitled to full salary during the first two (2) month period of his disability.

(b) In the event the disability shall extend for a period beyond two (2) consecutive months or the accumulation of sixty (60) days in any twelve (12) consecutive month period of employment, Employee then shall be entitled to receive only such compensation as may be provided by way of disability income insurance procured by the Company on Employee for which Employee and not the Company is the named beneficiary of said policies of insurance, if any, and the premiums which were paid by the Company.

(c) For the purposes of this Paragraph, the term "full salary" shall mean one-twelfth (1/12) of the regular gross annual salary being paid to Employee immediately prior to the onset of his disability.

(d) In the event the Company pays premiums of disability income insurance for which Employee is the insured, either as the owner of such insurance or on behalf of Employee, and by virtue of being disabled, Employee receives insurance benefits from such policies, the insurance benefits received by Employee shall be considered to have been paid by the Company towards fulfilling all of its obligations to Employee under this Agreement.

(e) Insurance benefits received by Employee with respect to policies which he owns individually and on which he personally has paid premiums shall in no way affect the terms of this Agreement.

(f) After a disability or a series of disabilities has continued for the periods set forth in Subparagraphs (a) and (b) above, Employee's employment shall terminate, whereupon he shall have no further rights pursuant to this Agreement, but shall be bound by Paragraph 12 below.

(g)  The Company shall have the right to obtain policies of insurance (of any nature or kind) which the Company deems necessary to ensure the benefit of its bargain with respect to this Agreement.

(h) The term "disability" as used in this Paragraph is defined as the inability of Employee to substantially perform the employment obligations as herein set forth due to mental or physical illness or accident.

6. Death. In the event Employee dies during the term of this Agreement, the Company immediately shall pay to Employee's estate any salary accrued but unpaid as of the date of his death. Upon payment of the aforesaid sums, Employee shall have no further rights pursuant to this Agreement. In the case of death, Employee’s widow shall be bound by the provisions of Paragraph 13.

7.  Cessation of Employment.

(a) Notwithstanding anything to the contrary in this Agreement, the Company shall have the right to terminate employment “for cause” with or without prior notice, and in such event, Employee’s rights to any sums, any compensation and all benefits shall immediately cease, but Employee shall remain obligated to comply with all other provisions of this Agreement. Termination of employment pursuant to this Paragraph shall be subject to the Employee’s rights under COBRA and/or ERISA, if any. Except in the event of insolvency, dissolution of the Company, bankruptcy or assignment for the benefit of creditors by the

Company, foreclosure proceedings of a lien against the Company’s assets, Employee shall be entitled to compensation under Paragraph 9.a. and 9.b and benefits under 9.e through 9.f. earned through the date of filing of the petition of dissolution, insolvency, bankruptcy, assignment for the benefit of creditors or foreclosure proceedings. The Company shall also have the right to terminate Employees’ obligation to work “without cause”. If Employee’s is terminated “without cause”, Employee shall remain obligated to comply with all other provisions of this Agreement, he shall be entitled to payments of his Base Salary (as defined in Paragraph 9) for the balance of the then applicable Employment Period, and any additional compensation as set forth in Paragraph 9.b. If termination is “for cause,” any Base Salary sum then due to Employee shall be payable in one installment which is due fourteen (14) months from the last day Employee provided services to the Company. Such payments shall be subject to and conditioned upon Employee’s strict compliance with all terms and conditions of this and any other agreement between Employee and the Company.

As used herein, the term “for cause” shall mean:

(i) Employee’s indictment for any crime (whether or not involving the Company) of moral turpitude or which is punishable by imprisonment of one year or more;

(ii) Any act or omission by Employee involving fraud, willful malfeasance or gross negligence in the performance of his duties or responsibilities to the Company or an act constituting a material breach of this Agreement or a breach of duty owed to the Company;

(iii) Employee’s omission or act constituting fraud or misrepresentation by the Employee, including, without limitation, any fraud, dishonesty or misrepresentation;

(iv) Any act by Employee in contravention of the Articles of Incorporation and/or By-laws of the Company. Employee acknowledges and agrees that he will be required to provide to the Company any and all written or oral information the Company deems relevant in connection with its review and termination of Employee’s discharge for cause; or

(v)  Any act, omission, misrepresentation or conduct which constitutes a breach of any provision of any agreement between Employee and the Company.

An act above to qualify as a “for cause” termination must be material and the Company must act in good faith.

(b)  If Employee terminates his employment prior to expiration of Initial Period or any applicable Employment Period, then Employee shall receive his Base Salary as set forth in Paragraph 9.a. and additional compensation as set forth in Paragraph 9.b. earned through the last day of providing services to the Company.

8.  Employment Title and Reporting.

(a)  Employee shall be employed hereunder as “Executive Vice President”, but not a reporting officer, of QTIC or QSG (including d/b/a entities). Employee shall report directly to the QSGI chief operating officer and president

(b)  During the Employment Period, Employee shall devote his full business-related/non-personal time and attention to the Company businesses and, subject to reasonable restrictions, Employee shall have authority to perform all sales contracting and management, and transaction financing functions normally performed by the head of business at a similarly situated company. Employee must receive advance approval from the Company to enter into a sales transaction or series of related transactions with an aggregate gross price exceeding $500,000.00.

(c)  Employee agrees to observe and comply with the rules and regulations of the Company, as adopted by the Company, with respect to the performance of the duties of Employee.

9.  Compensation; Benefits and Expenses. During the employment under this Agreement, for so long as Employee continues performing services for the Company under this Agreement on a full time and exclusive basis, as compensation for all of the services to be hereafter rendered hereunder and Employee’s other covenants herein, QSGI shall cause Employee to be paid through QTIC or QSG, or both, as the Company may from time to time elect, as follows:

(a)  Until February 13, 2008 annualized on a calendar year basis (Base Salary pro-rated on a monthly basis) subject to the usual payroll deductions provided by law (“Base Salary”), Base Salary at a rate of Three Hundred Thousand Dollars ($300,000.00) commencing on the first day of the Initial Period and during any Employment Period during which Employee is employed pursuant to this Agreement. Provided Employee remains employed pursuant to this Agreement, Commencing February 14, 2008 and during any Employment Period for so long Employee is employed pursuant to this Agreement, Employee’s Base Salary shall be three hundred fifty thousand dollars ($350,000.00). The Company, by its board of directors, may from time to time, at its sole discretion, increase the Base Salary or award a bonus to Employee.

(b)  Commencing on June 1, 2006 through February 13, 2008, provided Employee is employed by the Company pursuant to this Agreement, Employee shall receive twenty percent (20%) of the net income after payment of all related income taxes of QSG, all as determined in accordance with GAAP (using a combined tax rate for state and federal tax of thirty-nine percent 39%). Amounts due under this Paragraph 9.b. shall be determined on a monthly basis, and shall be payable all in Cash, US Currency, to be paid concurrently with Employee’s next regular Base Salary payment. For any Employment Period for which Employee is employed by Company pursuant to this Agreement which commences on or after February 14, 2008 and continuing for so long as Employees employment continues pursuant to this Agreement, Employee shall receive twenty percent (20%) of the net income after payment of all related income taxes of QTIC and QSG, all as determined in accordance with GAAP (using a combined tax rate for state and federal tax of thirty-nine percent 39%). Amounts due under this Paragraph 9.b. shall be determined on a monthly basis, and shall be payable seventy-five percent (75%) in cash, US Currency, in full , and twenty-five percent (25%) calculated monthly, but “payable” within ten days of the last day of each calendar quarter through issuance of unregistered shares of QSGI common stock (the price of said stock shall be calculated each month during each applicable period of time by taking the average closing price of said stock on the last five trading days of each applicable month). QSGI agrees that for so long as Employee has not breached the Agreement, any unregistered shares granted to Employee hereunder will be registered by QSGI on at least a semi-annual basis.

(c)  The Company shall allow the Employee to use Company-provided vehicles, if any, as related to the businesses of the Company. If a Company-provided vehicle (owned or leased) is not provided to Employee, then the Company shall render an automobile allowance to Employee equal to One Thousand Dollars ($1,000) per month.

(d)  Employee shall be entitled to vacation in accordance with established Company policy.

(e)  Employee shall be eligible to participate in pension, insurance or other supplemental plans or arrangements offered to all employees of the Company.

(f)  QTIC will reimburse Employee for reasonable travel, entertainment or other out-of-pocket expenses incurred or to be incurred by Employee in rendering the services hereunder on behalf of the Company upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Services requirements for travel, entertainment or other expenses and proof of compliance with policies and procedures as established by the Company relating to the same.

(g)  Employee will be provided with a company credit card for use for direct Company expenditures only.

10. Insurance. QTIC shall, during the term of this Agreement, maintain and pay for a medical insurance policy for the benefit of Employee providing for a minimum of that percentage of coverage as provided to the other employees of the Company. Employee shall be responsible to pay any additional premiums for other insureds under his policy.

11.  Transaction Financing and Accounting. Subject to regulatory compliance obligations and/or the continued profitability of the Company, QSGI acknowledges its intent to allow the Company to operate as independent subsidiaries; as such, it is the current intent of QSGI that sales contract authorization, and certain subsidiary accounting functions with respect to the businesses of QTIC and QSG may occur at or be performed at the Minneapolis, MN area office of said entities while Employee is employed under this Agreement as the parties from time to time agree.

12.  Records And Reporting. All statements, receipts, invoices, checks, leases, contracts, worksheets, financial statements, books and records, and all other instruments and documents relating to or arising from sales-related activity at QTIC and QSG shall be properly maintained by Employee at said entities place of business so that the same may be used by the Company and/or its auditors.

13.  Restrictions.

(a)  Employee acknowledges that the Company conducts its business on a worldwide basis through the use of unique, proprietary and highly specialized technology, know-how, processes, methods, systems or customer relationships. During his employment and during any applicable Restriction Period(s) (as defined and outlined below) Employee shall not: (i) anywhere in the world, directly or indirectly, own, manage, operate, control, be employed by, participate in, consult for, or be connected in any manner, (including the acquisition of any inventory or assisting any other party in acquiring inventory as the same relates to Company businesses), with any other business engaged in the same or substantially similar type of business which the Company is engaged or which the Company or QSGI plans to engage; (ii) directly or indirectly employ or solicit or induce any current or prospective employee of the Company or of any subsidiary or affiliate or parent of the Company including, without limitation, any current or prospective employee of the Company to accept employment with Employee or with any business, operation, corporation, partnership, association, agency, or other person or entity which Employee may be associated; or (iii) directly or indirectly, own, manage, operate, control, be employed by, participate in, consult for, or be connected in any manner with any other business that does business with a customer or a person or entity that is or was a customer of the Company; Restriction Period(s) for 13(a)(i) through 13(a) (iii) are as follows :

Initial Period
Employee Provides Notice he intends to cease employment or ceases to act in accordance to paragraph 8(b) (i.e. Employee shall fail to devote his full business-related/non-personal time and attention to the Company businesses).

Restriction Period Restriction Period is until 8/13/07*
Terminated Not For Cause by Company.	Restriction Period Until last day of the Initial Period *
Terminated For Cause	Restriction Period 12 months from date of termination
Employment Period(s) Terminated For Cause	Restriction Period 6 months* from date of termination
Terminated Not For Cause, or Employee provides notice he intends to cease employment or ceases to act in accordance to paragraph 8(b) (i.e. Employee shall fail to devote his full business-related/non-personal time and attention to the Company businesses).

Restriction Period 6 months* from date of termination
* plus right of 6 month right of extension as set forth in paragraph 13 (c)

(b)  Employee agrees and acknowledges that any restrictions and/or covenants contained in this Agreement are reasonable in scope and duration and are necessary to protect legitimate business interests and any and all confidential information of the Company. If any provision of this or any other non-competition agreement and/or covenant, as applied to any party or any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way effect any other circumstance or the validity of this Agreement. Furthermore, a court shall interpret this provision in such a manner, reducing the scope and/or duration of such provision, so as to make any provision and/or this Agreement enforceable.

(c) Employee also agrees that the Company may extend the Restriction Period and the restrictions themselves for an additional six (6) months from the date the same would expire pursuant to - Paragraph 13.a. through payment to Employee of non-employee compensation equal to One Hundred Seventy Five Thousand ($175,000.00). Said extension must be elected for the entire six-month period. The extension shall be made at the discretion of the Company and shall be made in writing in accordance with Paragraph 24 within ninety (90) days of the employment cessation. Payment(s) shall be made to Employee on a monthly basis during the period of extension at $29,166.66 per month payable on the 14th day following each month during the six-month extension. [For example, if a Restriction Period ended on August 13 of a particular year and the Company elected to extend the restriction of Paragraph 13, then non-employee payments of $29,166.66 would be payable to Employee commencing September 14 of said year and continuing on the 14th day of each month through February 14th of the following year.] By accepting said payments, Employee warrants to the Company that he has not violated the previously imposed obligations of this Agreement.

14.  Property.

(a)  During the Employment Period, Employee shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, discovers or develops during the course of employment with the Company, including but not limited to any inventions, modifications, discoveries, developments, improvements, computer programs, designs, copyrights, trademarks, patents, processes, compositions, compounds, techniques, products or procedures that: (i) relates to the business of the Company, (ii) results from tasks assigned to Employee by the Company, or (iii) results from the work of other employees of the Company. The same are the sole and exclusive property of the Company without the payment of any royalty or other consideration.

(b)  All memoranda, notes, lists, customer lists, product pricing, business plans, records, technology, know-how, copyrights, patents, trademarks, trade secrets, processes, techniques, compounds, work product and any other documents and objects or any other confidential information now in existence or hereafter made or compiled by the Employee or the Company (and all copies thereof) and shall be delivered to the Company promptly upon the termination of the Employee's employment or at any other time on request, and such information and/or documentation, during and after the term hereof, shall not be disclosed, divulged or communicated, directly or indirectly, to anyone other than the other members of the Company or other employees of the Company. Employee acquires and retains no right in any property of the Company except as may otherwise be set forth herein.

(c) Upon the termination of this employment or at such other time as Company may request, Employee agrees to return to the Company all originals and copies, whether generated by Employee or anyone else, of all documents, files, lists, forms, contracts, computers, automobiles, notebooks, software, hardware, rolodexes, keys, credit cards, and any other material which came into and continues to be in Employee’s possession and relates to the Company.

15.  Remedies.

(a)  If Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Agreement, the Company shall have the following rights and remedies:

(i)  The right and remedy to have the provisions of this Agreement relating to confidentiality or non-competition specifically enforced (including but not limited to the use of temporary restraining order, preliminary and permanent injunction), without bond, by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of those provisions will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

(ii)  The right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by Employee as the result of any transactions constituting a breach of any of the provisions of this Agreement, and Employee hereby agrees to account for and pay over such Benefits to the Company;

(iii)  The right to sue for monetary damages arising from the breach; and

(iv)  Any other remedy at law or equity.

(b)  Each of the rights and remedies indicated above shall be independent of the other, and shall be severally enforceable, and all such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

16.   Duty to Cooperate. During and after Employee’s employment, Employee shall reasonably cooperate with the Company: (i) in its business, (ii) if applicable, transitioning his duties and responsibilities, and (iii) in the defense and/or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company. Employee’s cooperation in connection with such claims or actions shall include and not be limited to, being available to meet with counsel, to act as a witness on behalf of the Company, and to fully cooperate with the Company in connection with any investigation or review by any federal, state or local regulatory authority. The Company agrees to reimburse Employee for all reasonable costs and expenses incurred in connection with his performance under this Paragraph.

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18.   Attorney’s Fees and Expenses. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants terms and conditions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs at pre-trial, trial and appellate levels from the non-prevailing party.

19.   Indemnity.

(a)  Except for allegations of breach of duty owed to the Company, allegations of fraud, violations of law, and conduct amounting to at least gross negligence, the Company shall indemnify Employee against all liability incurred by him in connection with any proceeding to which he is made a party by virtue of his performing services for the Company; provided that the Employee furnishes the Company with a written notice and demand for the same. The Company shall be obligated to pay the expenses of any proceeding against Employee, only if proper notice is received and only if the Company shall be allowed to assume the defense of such proceeding, with counsel of the Company’s choice. Employee shall have the right to engage counsel, of its choosing at his sole cost and expense.

(b)  For purposes of this Section:

(i) The term “expenses” shall include all direct and indirect costs (including without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Paragraph, applicable law or otherwise.

(ii) The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax or reasonable expenses incurred with respect to a proceeding.

(iii) The term “proceeding” means any claim, action, suit or proceeding.

20.  Withholding. The Company shall be entitled to deduct and withhold from any payments made or due to the Employee hereunder such amounts as are necessary and required by law or government regulation for any income taxes, social security taxes or the like with respect to the benefits and other compensation being provided hereunder and any sum due to, or incurred by, the Company.

21.  Prohibition Against Assignment. Employee agrees on behalf of himself and his executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by Employee or any executor, administrator, heir, legatee, distributee, or other person claiming under Employee by virtue of this Agreement and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Agreement or of such rights, interests, and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without affect.

22. Governing Law. This Agreement shall be governed by the internal laws of the State of Florida. Any action to enforce any term hereof shall be brought in any courts or venues chosen by the Company necessary to enforce the terms hereof.

23.  Binding Effect. Except as otherwise herein expressly provided, this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

24.  Notices. All notices, designations, consents, offers, acceptances, waivers or any other communication provided for herein, or required hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by hand. All such notices shall be deemed to have been given or delivered three days after the date mailed in any general or branch United States Post Office enclosed in a registered postpaid envelope addressed to the address of the respective parties state below, on the date of the by hand delivery if delivered.

The notices shall be addressed as follows:

If to Employee:	Joel L. Owens
8895 Legends Club Drive
Prior Lake, Minnesota 55372

with a copy to:
David L. Vegemast, P.A.
Attn: David L. Vegemast
15600 Wayzata Boulevard, Suite 305
Wayzata, Minnesota 55391

If to the Company:	QSGI, Inc.
70 Lake Drive
Hightstown, New Jersey 08520

with a copy to:	Alan Burger
Burger, Farmer & Cohen, P.L.
1601 Forum Place, Suite 404
West Palm Beach, Florida 33401

or to such other address as a party hereto may notify the other parties pursuant to this Paragraph.

25.  Additional Documents. Each of the parties hereto agrees to execute and deliver, without cost or expense to any other party, any and all such further instruments or documents and to take any and all such further actions reasonably requested by any other party hereto as may be necessary in order to effectuate this Agreement.

26.  Counterparts. This Agreement and any amendments hereto may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, binding on the parties and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

27.  Entire Agreement. There are no rules of construction relating to this Agreement as each party is deemed a drafter hereof. Further, each party hereto has had the opportunity to have this Agreement reviewed by counsel of their choosing.

28.  Severability. If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

29.  Modification. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by both parties.

30.  Contract Headings. All headings of the paragraphs of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

31.  Waiver. Failure to insist upon strict compliance with any of the Terms, covenants, or conditions hereof shall not be deemed a waiver of such Term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement effective as of the day and year first written above.

QUALTECH SERVICES GROUP, INC.,
A DELAWARE CORPORATION, EMPLOYER:

_______________________________
Name: _________________________
Title: __________________________

QSGI INC., A DELWARE CORPORATION

______________________________
Marc Sherman
Title: CEO
QSGI Inc.

QUALTECH INTERNATIONAL
CORPORATION, A DELAWARE CORPORATION, EMPLOYER:

_______________________________
Name: _________________________
Title: __________________________

EMPLOYEE:

_______________________________
Joel L. Owens

_______________________________
Jolene Owens, solely for the purpose of
agreeing to be bound by the restrictions
of Paragraph 13 as if a party to the same.